Exhibit 5

John C. Walmsley Associate Counsel	Public Service Electric and Gas Company 80 Park Plaza, T10, Newark, NJ 07102 tel: 973.518.8146

November 13, 2023

Public Service Electric and Gas Company

80 Park Plaza

Newark, NJ 07102

Ladies and Gentlemen:

This opinion is furnished in connection with the preparation and filing by Public Service Electric and Gas Company, a New Jersey corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale from time to time of an indeterminate amount of the Company’s: (i) First and Refunding Mortgage Bonds (“Bonds”), such Bonds to be issued under its Indenture, dated August 1, 1924 (“Mortgage Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee, as supplemented and amended by the supplemental indentures thereto that have not heretofore been canceled, and as to be further supplemented by a separate supplemental indenture thereto for each series of the Bonds to be issued (said Mortgage Indenture as so supplemented and amended and to be further supplemented from time to time being hereinafter called the “Mortgage”); (ii) Secured Medium-Term Notes (“Notes”), such Notes to be issued under its Indenture of Trust, dated as of July 1, 1993, between the Company and The Bank of New York Mellon, as successor trustee, providing for Secured Medium-Term Notes (“MTN Indenture”); and (iii) senior debt securities (the “Debt Securities”), such Debt Securities be issued under its Indenture, dated as of December 1, 2000, between the Company and U.S. Bank Trust Company, National Association, as successor trustee (as supplemented and amended and to be further supplemented from time to time being hereinafter called the “2000 Indenture”). The Bonds, Notes and Debt Securities are referred to, collectively, herein as the “Securities.”

I have examined the Registration Statement, the Mortgage, the MTN Indenture, the 2000 Indenture and such other agreements, instruments, documents and records and such certificates or comparable documents of public officials which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

The opinions expressed below are based on the following assumptions:

(a) the Registration Statement will have become effective;

(b) the proposed transactions contemplated by the Registration Statement will have been carried out on the basis set forth therein and in conformity with the authorizations, approvals, consents, or exemptions under the securities laws of various states and other jurisdictions of the United States;

(c) prior to the issuance of any series of the Securities, the Board of Directors of the Company (the “Board”), a committee thereof or the Sale and Pricing Committee of the Company pursuant to delegated authority from the Board, will have (i) authorized any supplemental indentures required under the Mortgage, the MTN Indenture and the 2000 Indenture, as the case may be, and (ii) authorized the issuance of, and established the terms of, such Securities;

(d) any applicable supplemental indenture will have been properly executed and delivered;

(e) the Mortgage, the MTN Indenture and the 2000 Indenture will have been qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended; and

(f) prior to the issuance of any Securities and the execution and delivery of any related supplemental indentures, such Securities and supplemental indentures will have been authorized by an order of the Board of Public Utilities of the State of New Jersey.

Based upon the foregoing and subject to the limitations herein, I am of the opinion that:

1. When the Bonds have been duly executed by the Company and authenticated by the applicable Trustee and when delivered against payment of the requisite consideration therefor, such Bonds will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the Notes have been duly executed by the Company and authenticated by the applicable Trustee and when delivered against payment of the requisite consideration therefor, such Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the Debt Securities have been duly executed by the Company and authenticated by the applicable Trustee and when delivered against payment of the requisite consideration therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

With respect to enforceability, the above opinions are qualified to the extent that enforcement of the Mortgage, the MTN Indenture, the 2000 Indenture and the Securities may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinions are given as of the date hereof and are limited to matters arising under laws of the State of New Jersey as in effect on the date hereof and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ John C. Walmsley
John C. Walmsley Associate Counsel PSEG Services Corporation